AMENDED
                                   SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                             DATED NOVEMBER 8, 2000
                          BETWEEN OAK ASSOCIATES FUNDS
                                       AND
                              OAK ASSOCIATES, LTD.

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

         PORTFOLIO                                   FEE (IN BASIS POINTS)
         ---------                                   ---------------------
White Oak Growth Stock Fund                                   .74

Pin Oak Aggressive Stock Fund                                 .74

Red Oak Technology Select Fund                                .74

Black Oak Emerging Technology Fund                            .74